SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14 of
the Securities Exchange Act of 1934

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THE L.S. STARRETT COMPANY
(Name of Registrant as Specified, In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than registrant)

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THE L.S. STARRETT COMPANY

121 Crescent Street
Athol, Massachusetts 01331

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

September 18, 2002

NOTICE IS HEREBY GIVEN that the Annual Meeting of the stockholders of The L.S. Starrett Company will be held at the office of the Company in Athol, Massachusetts, on Wednesday, September 18, 2002 at 2:00 p.m. for the following purposes:

1.	To elect a class of three directors, each to hold office for a term of three years and until his successor is chosen and qualified.

2.	To approve the 2002 Employees’ Stock Purchase Plan described in the attached Proxy Statement.

3.	To consider and act upon any other matter that may properly come before the meeting or any adjournment or adjournments thereof.

The Board of Directors has fixed July 26, 2002 as the record date for the determination of stockholders entitled to vote at the Annual Meeting, or any adjournments thereof, and to receive notice thereof. The transfer books of the Company will not be closed.

You are requested to execute and return the enclosed proxy, which is solicited by the management of the Company.

STEVEN A. WILCOX, Clerk

Athol, Massachusetts
August 16, 2002

WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE ANNUAL MEETING, PLEASE DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED FORM OF PROXY IN THE ENCLOSED STAMPED AND ADDRESSED ENVELOPE. IF YOU DESIRE TO VOTE YOUR SHARES IN PERSON AT THE ANNUAL MEETING, YOUR PROXY WILL BE RETURNED  TO YOU.

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

OF

THE L.S. STARRETT COMPANY

121 CRESCENT STREET
ATHOL, MASSACHUSETTS 01331

The enclosed form of proxy and this Proxy Statement have been mailed to stockholders on or about August 16, 2002 in connection with the solicitation by the Board of Directors of The L.S. Starrett Company (the “Company”) of proxies for use at the Annual Meeting of Stockholders to be held at the office of the Company in Athol, Massachusetts on Wednesday, September 18, 2002 at 2:00 p.m., or at any adjournments thereof, for the purposes set forth in the accompanying notice of annual meeting of stockholders.

It is the intention of the persons named as proxies to vote shares represented by duly executed proxies for the proposals described in this Proxy Statement unless contrary specification is made. Any such proxy may be revoked by a stockholder at any time prior to the voting of the proxy by a written revocation received by the Clerk of the Company, by properly executing and delivering a later-dated proxy, or by attending the meeting, requesting return of the proxy and voting in person. A proxy, when executed and not so revoked, will be voted at the meeting, including any adjournments thereof; and if it contains any specifications, it will be voted in accordance therewith. If no choice is specified, proxies will be voted in favor of the proposals described in this Proxy Statement.

Stockholders of record as at the close of business on July 26, 2002 will be entitled to vote at this meeting. On that date, the Company had outstanding and entitled to vote 5,154,160 shares of Class A Stock and 1,390,621 shares of Class B Stock (the Class A Stock and Class B Stock together, the “Common Stock”). Each outstanding share of Class A Stock entitles the record holder thereof to one vote and each outstanding share of Class B Stock entitles the record holder thereof to ten votes. The holders of Class A Stock are entitled to elect 25% of the Company’s directors to be elected at each meeting and such holders voting together with the holders of Class B Stock as a single class are entitled to elect the remaining directors to be elected at the meeting. Except for the foregoing and except as provided by law, all actions submitted to a vote of stockholders will be voted on by the holders of Class A and Class B Stock voting together as a single class. Pursuant to Massachusetts law, the Company’s Board of Directors is divided into three classes with one class to be elected at each annual meeting of stockholders.

I. ELECTION OF DIRECTORS

The Board of Directors has fixed the number of directors at seven and designated Thomas E. Mahoney, Antony McLaughlin and Roger U. Wellington, Jr. to serve as Class I Directors; Douglas A. Starrett and William S. Hurley to serve as Class II Directors; and George B. Webber and Richard B. Kennedy to serve as Class III Directors; and, in the case of each director, until his successor is chosen and qualified.

It is the intention of the persons named in the proxy to vote for the election of the three persons named below as Class I Directors, each to hold office for a term of three years and until his successor is chosen and qualified.

The names and ages of the nominees for directors proposed by the management, their principal occupation, the significant business directorships they hold, the years in which they first became directors of the Company and the amount of securities of the Company beneficially owned by them as of July 26, 2002 are as follows:

			Shares Beneficially Owned (1) (Percent of Class)
Name (Age)	Principal Occupation Directorships	Director Since	Class A		Class B
CLASS I — Director to be elected by Class A Stockholders:

Thomas E. Mahoney (60)	Retired President, Consumer Sales, Americas, The Stanley Works, New Britain, Connecticut, producer of consumer and industrial tools and other products.	2000	100	(4) (*)	—

CLASS I — Director to be elected by Class A and Class B Stockholders voting together:

Roger U. Wellington, Jr. (61)	Vice President, Treasurer and Chief Financial Officer of the Company.	1987	9,398	(3) (*)	2,044	(3) (*)

Antony McLaughlin (73)	President, Starrett Industria e Comercio (Brazil), a wholly owned subsidiary.	2002	—		—

The following table sets forth the names and ages of the Class II and III Directors, their principal occupations, the significant business directorships they hold, the years in which they first became directors of the Company and the amount of securities of the Company beneficially owned by them as of July 26, 2002:

			Shares Beneficially Owned (1) (Percent of Class)
Name (Age)	Principal Occupation Directorships	Director Since	Class A		Class B
CLASS II — Directors serving until 2003 Annual Meeting of Stockholders:

William S. Hurley (58)	Formerly Senior Vice President and Chief Financial Officer, Applied Science and Technology, Inc., producer of equipment utilized in the semiconductor and telecommunications industries.	1993	200	(4) (*)	—

Douglas A. Starrett (50)	President and CEO of the Company.	1984	66,196 1.3	(2) %	72,319 5.2	(2) %

CLASS III — Directors serving until 2004 Annual Meeting of Stockholders:

Richard B. Kennedy (59)	Formerly Vice President Marketing, Saint-Gobain Abrasives, Worcester, Massachusetts, producer of abrasives products.	1996	125	(4) (*)	—

George B. Webber (81)	Vice President, Webber Gage Division of the Company.	1962	71,613 1.4	(5) %	80,631 5.8	(5) %

(1)
Includes shares beneficially owned as defined in applicable rules of the Securities and Exchange Commission, whether or not the interest in such shares is disclaimed by the nominee. All shares are held with sole voting and investment power except as indicated below for certain nominees and directors.

(2)
Includes 6,550 Class A and 21,466 Class B shares held with shared voting and investment power, and 14,265 Class A and 6,032 Class B shares held with sole voting power only. Mr. Starrett is the son of Douglas R. Starrett, former Chairman and CEO of the Company.

(3)	Includes 3,819 Class A shares held with shared voting and investment power and 5,579 Class A and 2,044 Class B shares held with sole voting power only.
(4)	Shares are held with shared voting and investment power.
(5)	Includes 4,203 Class A and 2,573 Class B shares held with sole voting power only.
(*)	Less than 1%

At July 26, 2002, the directors’ and officers’ beneficial ownership of the Company’s Common Stock (a group of nine persons) consisted of 151,622 Class A and 155,309 Class B shares (2.9% and 11.2%, respectively, of the outstanding shares). Of these shares, Anthony M. Aspin, Vice President Sales of the Company and Stephen F. Walsh, Vice President Operations of the Company, owned together 3,990 Class A and 315 Class B shares. All shares beneficially owned by the directors and officers were held with sole voting and investment power, except that 11,312 Class A and 21,466 Class B shares were held with shared voting and investment power and 27,519 Class A and 10,964 Class B shares were held with sole voting power only.

Harold J. Bacon, Douglas A. Starrett and Roger U. Wellington, Jr., as Trustees under the Company’s 401(k) Stock Savings Plan and Employee Stock Ownership Plan, c/o the Company, 121 Crescent Street, Athol, Massachusetts 01331, at July 26, 2002 owned beneficially 1,292,417 Class A and 311,526 Class B shares (25.1% and 22.4%, respectively, of the outstanding shares) of Common Stock of the Company, all of which were held with sole dispositive power subject to the terms of the respective Plans. Except for an aggregate of 24,047 Class A and 10,649 Class B shares allocated to the accounts of Douglas A. Starrett, Roger U. Wellington, Jr., and George B. Webber in the Plans, such shares are not reflected in the holdings in the above table.

Mr. McLaughlin is the president of Starrett Industria e Comercio (Brazil), a wholly-owned subsidiary of the Company. Mr. McLaughlin’s total compensation for fiscal 2002 was $153,000.

All of the nominees and directors listed above have had the principal occupations listed for at least five years except for William S. Hurley, who was Vice President and CFO of CYBEX International, Inc., a manufacturer of fitness equipment, until 1999, and Douglas A. Starrett, who became CEO on September 21, 2001.

The following table sets forth the persons or groups known by the Company to be beneficial owners of more than 5% of the Company’s Common Stock who are not disclosed as such elsewhere in this Proxy Statement.

Title of Class	Name and Address Of Beneficial Owner	Amount And Nature of Beneficial Ownership	Percent of Class
Class A	Dimensional Fund Advisors 1299 Ocean Ave Santa Monica, CA 90401	274,150 shares*	5.3

	Private Capital Management 3003 Tamiami Trail North Naples, FL 34103	816,976 shares*	15.9

*	All shares are held with sole voting and investment power.

During the fiscal year ended June 29, 2002, there were five meetings of the Company’s Board of Directors, three meetings of the Audit Committee and one meeting of the Salary (Compensation) Committee. The members of the Audit Committee during fiscal 2002 were Messrs. Kennedy, Hurley and Mahoney. In general, the Audit Committee recommends to the Board of Directors the independent auditors to be selected and confers with the Company’s independent auditors to review the audit scope, the Company’s internal controls, financial reporting issues, results of the audit and the range of non-audit services. See also “Relationship with Independent Accountants” below. The members of the Salary Committee during fiscal 2002 were Messrs. Kennedy, Hurley, Mahoney and Douglas A. Starrett. The function of the Salary Committee is to review the salaries of key management personnel. The Company does not have a standing nominating committee.

Directors who are not employees of the Company receive an annual retainer fee of $6,000 payable in quarterly installments and a fee of $700, plus expenses, for each Board of Directors and committee meeting that they attend. Only one meeting attendance fee is paid for attending two or more meetings on the same day. All directors attended at least 75% of the aggregate number of all meetings of the Board of Directors and of all committees on which they served. Non-employee directors may elect to defer part or all of their director’s fees in which event such deferred fees and interest thereon will generally be payable in five equal annual installments after they cease to be a director.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires directors and officers of the Company and persons who own more than 10% of any class of equity securities of the Company registered under such Act to file with the Securities and Exchange Commission, the New York Stock Exchange and the Company initial reports of ownership and reports of changes in ownership of such securities. Based on information provided to the Company by the individual officers and directors, the Company believes that all such reports were timely filed in fiscal 2002 by such directors and officers, with the exception of the following: (i) late filings of Form 3 for Messrs. McLaughlin and Mahoney upon their becoming a director and Mr. Stephen Walsh upon his becoming an executive officer, which filings indicated that none of them owned any equity securities of the Company upon becoming a director or executive officer, as applicable; and (ii) late filings of Form 5 for fiscal 2001 for Messrs. A.M. Aspin, D.R. Starrett, D.A. Starrett, S.G. Thomson, G.B. Webber and R.U. Wellington, Jr. All such filings have been made.

A. Audit Committee Report

The Audit Committee is chaired by Mr. Hurley, who is a certified public accountant. The Board of Directors has determined that Messrs. Kennedy and Hurley are “independent” Audit Committee members under the rules of the New York Stock Exchange. Mr. Mahoney may not qualify as “independent” under such rules because he has provided the Company with certain consulting services during the past year at a total cost to the Company of $2,000. Nonetheless, the Board of Directors has determined, in light of the relatively limited monetary value of the consulting relationship, that Mr. Mahoney’s independent judgment on all matters relating to the Audit Committee will not be compromised and that it is in the best interests of the Company and its shareholders that Mr. Mahoney serve as a member of the Audit Committee. The Board of Directors has approved the written charter that was included in the Company’s proxy statement for fiscal 2001.

With respect to fiscal 2002, the Audit Committee will meet prior to the issuance of the Company’s Annual Report on Form 10-K, to:

•	review and discuss the audited financial statements with the Company’s management;

•	discuss with Deloitte & Touche, the Company’s independent auditors, the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees); and

•	discuss with Deloitte & Touche its independence and receive from Deloitte & Touche the written disclosures and letter required by Independence Standards Board Standard No. 1.

Based upon these reviews and discussions, the Audit Committee will recommend to the Board of Directors whether the audited financial statements should be included in the Company’s Annual Report on Form 10-K for the year ended June 29, 2002 for filing with the SEC.

For fiscal year 2002, the management of the Company, Deloitte & Touche, and the chairman of the Audit Committee have met by telephone to discuss and resolve any outstanding issues regarding the Company’s quarterly earnings reports and financial statements prior to each public release of such reports or statements.

The following table sets forth the estimated aggregate fees billed to the Company for the fiscal year ended June 29, 2002, by the Company’s principal accounting firm, Deloitte & Touche:

Audit fees	$265,000
Financial information system design and implementation fees	$—
Tax returns and related compliance fees	$130,000
All other fees	$40,000

Deloitte & Touche did not provide any services related to financial information systems design and implementation during fiscal 2002.

The Audit Committee has considered and determined that the provision of the above non-audit services is compatible with maintaining the auditor’s independence.

Audit Committee

William S. Hurley
Richard B. Kennedy
Thomas E. Mahoney

This report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended (the “Securities Act”) or under the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under the Securities Act and the Exchange Act and shall not be deemed soliciting material.

B. Compensation Committee Report

During fiscal 2002 the Compensation Committee of the Company was chaired by Richard B. Kennedy. The members of the Committee are all the outside directors and the President and CEO of the Company. The Committee reviews and sets compensation for the three executive officers who are also directors. The President and CEO is not present when his compensation is considered.

Setting compensation is not done by strict formula. It is a subjective judgment based on the following factors.

We do not look at the performance of just one year, but for a number of years, and consider the economic climate in all areas of the world where we operate. We look at how both stockholders and employees at all locations have fared during these periods.

In particular, we look at stockholders’ equity, which shows the value of the Company to the stockholders. We also look at the dividend policy of the Company to make sure that it is consistent or improving, since this is important to all stockholders. At the same time, we must see that there are funds left in the Company to provide for growth.

We consider stock price movement, bearing in mind that the stock market is generally short-term oriented and subjected to pressures that are not under the control of executive officers.

Compensation is primarily made up of basic salary and bonus. We make a judgment based on the above listed considerations and on competitive compensation of companies of similar size and in similar fields, as shown by a national survey, The National Executive Compensation Survey. This is the most comprehensive survey of its kind. It covers top executive positions for manufacturing organizations by sales volume. We also draw on our knowledge of the market cost of any executive who might have to be replaced.

The variable pay for the executive officers who have Company-wide responsibility is the bonus plan. This plan is based upon the return on equity and the net margin on sales. No bonuses are awarded unless a certain minimum is exceeded. Awards for Company performance above that minimum are made by the judgment of the Compensation Committee.

There are also long-term incentives for everyone in the Company, including the officers, to own Company stock. This is available by way of a 401(k) plan and stock purchase plans approved by stockholders.

The Company does not have special perks for executives that are not available to everyone in the Company, and we maintain a commonsense relationship between executive pays and average pays.

The financial performance of the Company for 2002 was disappointing but reflected the severe decline in sales as a result of the global recession and the protracted downturn in the U.S. manufacturing sector. As a result, our performance yardstick such as stockholders’ equity, net margin, and return on equity were all down from the previous year, however, our stock price level throughout the year has been remarkably steady, despite our financial performance. This we believe reflects a consistent dividend payout, a strong balance sheet, and confidence in our management team to perform in the long term.

While we recognize that financial performance for the year is greatly affected by the economy, we pay on results and when we can afford it. Consequently, executive pays were not changed in 2002, except to reflect changes in responsibility and a temporary 10% salary reduction for most domestic monthly-paids. As a group, executive pays are $111,000 less than the previous year, and no bonuses were paid.

We expect that in the long term executive compensation will increase as Company performance merits.

Compensation Committee

Richard B. Kennedy, Chairman
William S. Hurley
Thomas E. Mahoney
Douglas A. Starrett

Compensation Committee Interlocks and Insider Participation

There were no Compensation Committee interlocks during the last fiscal year. Douglas A. Starrett, President and CEO of the Company, served as a member of the Company’s Compensation Committee during fiscal 2002.

C. Remuneration

The following information is given on an accrual basis for the last three fiscal years with respect to the executive officers of the Company who earned at least $100,000 in fiscal 2002:

		Annual Compensation		Long-Term Compensation
Name and Position	Year	Salary	Bonus/ Profit Sharing	Options	All Other Compensation*
D.R. Starrett (deceased) Chairman and CEO until September 19, 2001	2000 2001 2002	304,000 304,000 104,841	— — —	700 400 200	3,333 3,653 967

D.A. Starrett President and, as of September 19, 2001, CEO	2000 2001 2002	200,000 200,000 245,960	— —	900 600 800	3,333 3,333 4,097

A.M. Aspin Vice President Sales	2001 2002	118,000 120,000	6,200 —	254 —	421 419

G.B. Webber Vice President Webber Gage Division	2000 2001 2002	110,000 110,000 106,046	— — —	1,196 — —	1,880 1,943 1,757

R.U. Wellington, Jr. Vice President, Treasurer and CFO	2000 2001 2002	168,000 168,000 167,500	— — —	3,158 3,982 —	3,287 2,800 1,692

*	Consists of the market value of the one-third matching shares allocated under the Company’s 401(k) plan.

D. Retirement Plan

The Company’s Employees’ Retirement Plan covers all domestic employees who have at least one year of service and have attained age 21. Benefits under the Retirement Plan are determined by reducing a formula amount calculated under the Retirement Plan by 90% of the annuity value of the employee’s vested account balance, if any, under The L.S. Starrett Company Employee Stock Ownership Plan (the “ESOP”). See below, “Employee Stock Savings and Ownership Plans.” At no time will the benefit of any participant under the Retirement Plan be less than such participant’s benefits, if any, under the Retirement Plan before establishment of the ESOP. The formula amount calculated under the Retirement Plan is based on the sum of 1.25% of the employee’s average base salary up to his Social Security Covered Compensation plus 1.70% of the employee’s average base salary over Covered Compensation, times the number of years of service up to but not exceeding 35 years. An employee’s average base salary is his average base salary for the five consecutive highest paid of his last ten years of employment.

A special benefit formula applies under the Retirement Plan for eligible employees of the Company’s Evans Rule subsidiary. Under this special formula, participants earn credits to an account equal to 4% per month of monthly compensation (as determined under the Retirement Plan) up to $1,000 and 8% of any additional monthly compensation, plus interest credits as determined under the Retirement Plan. The benefit payable under this special formula is payable as an annuity that is the actuarial equivalent (as determined under the Retirement Plan) of the vested account balance, or as a lump sum. In general, the special benefit formula, when it applies, is in lieu of the general Retirement Plan benefit formula and is not subject to any offset for benefits earned under the ESOP.

Pursuant to provisions of the Internal Revenue Code of 1986, as amended, in general, annual compensation that may be taken into account in computing a participant’s benefit under the Retirement Plan is limited (to $200,000 for the plan year starting in 2002) and annual annuity benefits may not exceed a specified dollar limit (in general for 2002, $140,000). The Company has established a Supplemental Executive Retirement Plan (“SERP”) to provide on an unfunded basis out of the general assets of the Company benefits earned under the Retirement Plan formula that are in excess of Internal Revenue Code limits. At July 1, 2002, under the Retirement Plan and SERP the credited years of service of certain executive officers of the Company and their credited salaries for the fiscal year then ended were as follows: George B. Webber—35 years, $110,000; Douglas A. Starrett—25 years, $300,000; Roger U. Wellington, Jr.—17 years, $180,000; and Anthony M. Aspin—10 years, $120,000.

The following table sets forth estimates of the pre-offset formula benefit amount for employees in various salary and years-of-service categories, calculated as a benefit payable as if an employee retired in 2002 at age 65. In the case of any employee with a vested account balance under the ESOP, the formula benefit amount under the Retirement Plan would be subject to offset by 90% of the annuity value of the ESOP vested account balance, but no deduction would be made for Social Security benefits or other offset amounts.

PENSION PLAN TABLE

Average Annual Earnings	Years of Credited Service
	15	20	25	30	35
$100,000	22,838	30,450	38,063	45,657	53,288
125,000	29,213	38,950	48,688	58,425	68,163
150,000	35,588	47,450	59,313	71,175	83,038
175,000	41,963	55,950	69,938	83,925	97,913
200,000	48,338	64,450	80,563	96,675	112,788
225,000	54,713	72,950	91,188	109,425	127,663
250,000	61,088	81,450	101,813	122,175	142,538
275,000	67,463	89,950	112,438	134,925	157,413
300,000	73,838	98,450	123,063	147,675	172,288
325,000	80,213	106,950	133,688	160,425	187,163
350,000	86,588	115,450	144,313	173,175	202,038
375,000	92,963	123,950	154,938	185,925	216,913

E. Employee Stock Savings and Ownership Plans

The Company maintains for its domestic employees an Employee Stock Ownership Plan (ESOP), established in 1984, and a 401(k) Stock Savings Plan (401(k) Plan), which was established in 1986. Both are designed to supplement retirement benefits provided under the Company’s Retirement Plan and to enable employees to share in the growth of the Company.

In November 1984 the ESOP purchased 800,000 shares of stock from the Company using funds obtained from borrowings guaranteed by the Company that were repaid over a ten year period. With the exception of any forfeitures, all available ESOP shares have been allocated to participant accounts.

Employees who retire, die, or otherwise terminate employment under the ESOP will be entitled to receive their vested account balance, which will generally be distributed at the same time that the employee is eligible to begin receiving a benefit under the Retirement Plan. An amount equal to 90% of an employee’s vested ESOP account balance, expressed in annuity form, will be used to offset the employee’s benefit under the Retirement Plan. See above, “Retirement Plan.”

The 401(k) Plan is a savings and salary deferral plan that is intended to qualify for favorable tax treatment under Section 401(k) of the Internal Revenue Code. To be a participant an employee must have completed six months of service and be at least 18 years old. Plan participants may authorize deferral of a portion of their salary through payroll deductions. Participants may elect to have up to 15% of their compensation (as determined under the Plan), or a higher or lower maximum percentage if the Plan administrator so determines, contributed to a trust fund established for the Plan as a salary deferral contribution.

The Company contributes to the 401(k) Plan monthly on behalf of each participant a matching contribution equal to one-third of the first 1% of the participant’s compensation (as determined under the Plan) that the participant contributes as a salary deferral for such month. In addition, the Company may contribute to the Plan monthly an additional matching contribution equal to a portion of each participant’s additional salary deferral contributions which are designated by the participant as Match-Eligible Elective Contributions. At present, the supplemental matching contribution is equal to one-third of the participant’s Match-Eligible Elective Contributions. Salary deferral contributions vest immediately. Under current vesting rules, in general, matching contributions vest after three years of service (as determined under the Plan).

Participants in the 401(k) Plan are not subject to Federal or state income tax on salary deferral contributions or on Company matching contributions or the earnings thereon until such amounts are withdrawn from the Plan. Matching Contributions and Match-Eligible Elective Contributions to the Plan are invested in the Company’s Common Stock, subject to diversification at 15% per year starting at age 50 and 100% upon reaching age 59 1/2. Other contributions to the Plan are invested in accordance with participant directions among various mutual funds made available for this purpose. Withdrawals from the Plan may only be made upon termination of employment, attainment of age 59 1/2 or in connection with certain provisions of the Plan that permit hardship withdrawals. The Plan also permits loans to participants.

For the last three fiscal years ended June 29, 2002, Company matching contributions for all executive officers of the Company as a group were 1,737 shares and for all employees of the Company as a group were 67,650 shares.

F. Stock Option and Purchase Plans

The Company currently has in effect for the benefit of eligible employees the 1997 Employees’ Stock Purchase Plan (the “1997 Plan”) to provide a convenient means for these employees to acquire an interest in the future of the Company by purchasing up to 800,000 shares of Common Stock. At June 29, 2002, there were 1,674 employees eligible to participate in the 1997 Plan.

The option price to purchase shares of the Company’s Common Stock under the 1997 Plan is the lower of 85% of the market price on the date of grant or 85% of the market price on the date of exercise (two years from the date of grant). The Company also sells treasury shares to employees under an Employees’ Stock Purchase Plan adopted in 1952 (the “1952 Plan”). The Company, from time to time, purchases these shares in the open market to be held in treasury. The Company pays brokerage and other expenses incidental to purchases and sales under the 1952 Plan and employees may authorize regular payroll deductions for purchases of shares.

The following table sets forth information regarding options for shares of the Company’s Common Stock under the terms of the Company’s stock option and purchase plans for the executive officers of the Company:

OPTION GRANTS IN LAST FISCAL YEAR

	Class of Stock and Number of Options Granted	As % of Total Employee Grants	Market Price at Grant Date	Exercise Price(1)	Expiration Date	Grant Date Value(2)
D.R. Starrett	200 Class B	1.3	$20.70	$17.60	11/06/03	$1,000

D.A. Starrett	300 Class B 500 Class B	1.9 4.0	20.70 21.93	17.60 18.64	11/06/03 6/11/04	1,500 2,600

(1)	Exercise price represents 85% of market price on dates of grant. Exercise price will be 85% of market price on date of exercise, if lower.
(2)	Based on the Black-Scholes option pricing model (assuming volatility of 22% and interest at 3.5%).

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
AND FISCAL YEAR END VALUES

	Number of Shares Acquired	Value Realized	Number of Unexercised Options at Fiscal Year End (None Exercisable)	Value of Unexercised In-The-Money Options at Fiscal Year End (None Exercisable)
D.R. Starrett	700	2,235	600	4,612
D.A. Starrett	900	2,927	1,400	10,732
A.M. Aspin	—	—	254	1,631
G.B. Webber	1,196	3,743	—	—
R.U. Wellington, Jr.	—	—	3,982	35,798

G. Equity Compensation Plan Information

The following table gives information about the Company’s Common Stock that may be issued upon the exercise of options, warrants and rights under the Company’s 1997 Plan as of June 29, 2002. Shares of Class A or Class B Common Stock may be issued under the 1997 Plan. Options are not issued under the 1952 Plan. See “Stock Option and Purchase Plans” above for a description of the 1952 Plan.

EQUITY COMPENSATION PLAN INFORMATION

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrant and Rights	Number of Securities Remaining Available For Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	48,949	17.48	714,413
Equity compensation plans not approved by security holders	0	0	0

Total	48,949	17.48	714,413

H. Stock Performance Graph

The following graph sets forth information comparing the cumulative total return to holders of the Company’s Common Stock over the last five fiscal years with (1) the cumulative total return of the Russell 2000 Index (“Russell 2000”) and (2) an index reflecting the cumulative total returns of the following companies (“Peer Group”): Badger, Brown & Sharpe, Chicago Rivet & Machine, Clarcor, Devlieg-Bullard, Eastern Co., Essef, Federal Screw Works, Gleason, Regal Beloit, Tennant and WD-40. Essef and Gleason total returns are included only for the first three years and Brown & Sharpe total returns are included only for the first four years since each company was subsequently acquired. Devlieg-Bullard is included for the first three years because of subsequent bankruptcy.

II. 2002 EMPLOYEES STOCK PURCHASE PLAN

The Company proposes to offer to its eligible employees rights to subscribe for up to 800,000 shares of its Common Stock over a five year period commencing September 18, 2002 in accordance with The L.S. Starrett Company 2002 Employees’ Stock Purchase Plan (the “2002 Plan”). Like previous plans that have been in effect for many years, the primary purpose of the 2002 Plan is to provide a convenient means for eligible employees to acquire an interest in the future of the Company by purchasing its Common Stock at an option price. The 2002 Plan contains substantially the same operative provisions as the 1997 Plan.

The 2002 Plan provides that the options may cover shares of Class A or Class B Stock as the Company shall determine. The principal difference between the Class A Stock and the Class B Stock is their respective voting rights, as described above on page 1. Class B Stock is otherwise identical to the Class A Stock except (i) that it is generally non-transferable except to lineal descendants, (ii) cannot receive more dividends per share than the Class A Stock and (iii) can be converted to Class A Stock at any time. It is expected that any issuances of Class B Stock pursuant to the 2002 Plan, by increasing the voting power of the Company’s employees and management, would make it more difficult for a potential acquiror to acquire control of the Company through unsolicited takeover attempts or hostile takeover tactics. This measure would thereby discourage offers for the Company, and create greater stability for the Company, its employees and stockholders.

The 1997 Plan expires on September 17, 2002, and no options under that plan may be granted thereafter. The 2002 Plan will give new employees an opportunity to participate in the success of the Company and allow present employee stockholders to invest further if they so desire. Your management feels that a further financial interest of this type on the part of those who work in the Company and its subsidiaries gives it an added edge that makes a difference in Company performance. At June 29, 2002, if the 2002 Plan were in effect, 1,674 employees would have been eligible to participate in the 2002 Plan. Based on the closing market price for the Company’s Common Stock on July 26, 2002 of $23.71 per share, the aggregate market value of the 800,000 shares of Common Stock issuable under the 2002 Plan would be approximately $19.0 million.

Since September 17, 1997, employees have been granted options for 232,529 shares under the 1997 Plan including options for 146,942 shares which were canceled or terminated or which expired unexercised through June 29, 2002. Information concerning options granted to officers and directors of the Company is set forth above under “Election of Directors.” From September 17, 1997 through July 31, 2002, employees purchased 75,514 shares of Common Stock under the 1992 Employees’ Stock Purchase Plan (the “1992 Plan”) and 1997 Plan, and in this period officers and directors purchased 6,664 shares under the 1992 and 1997 Plans. From September 17, 1997 through July 31, 2002, employees purchased 10,812 shares of Common Stock under the 1952 Plan, and in this period officers and directors purchased 185 shares under the 1952 Plan.

The 2002 Plan is intended to qualify under the provisions of Section 423 of the Internal Revenue Code as an “employee stock purchase plan,” which requires that the 2002 Plan be approved by the holders of the Company’s Common Stock.

The principal features of the 2002 Plan and its tax consequences are described below under separate headings.

Principal Features of the Plan

1. Scope of Plan. A total of not more than 800,000 authorized but unissued shares of Class A or Class B Common Stock of the Company may be issued under the 2002 Plan, and the Company, from time to time over the next five years, may grant options to its employees and the employees of designated subsidiaries to purchase these shares.

2. Eligible Employees. Each employee of the Company (and of its subsidiaries designated to participate in the 2002 Plan) having at least six months of continuous service on the date of grant of an option will be eligible to participate in the 2002 Plan. However, directors of the Company or of a subsidiary who are not employees of the Company or of a subsidiary and employees owning or deemed to own 5% or more of the Common Stock are not eligible to participate. Executive officers and directors who are eligible to participate in the 2002 Plan include Douglas A. Starrett (President and CEO and a director of the Company), George B. Webber (Vice President Webber Gage Division and a director of the Company), Roger U. Wellington, Jr. (Treasurer and Chief Financial Officer and a director of the Company), Anthony M. Aspin (Vice President Sales of the Company) and Stephen F. Walsh (Vice President Operations of the Company).

3. Term of Option. Each option under the 2002 Plan will, unless exercised, expire two years from the date of its grant.

4. Purchase Price. The option price for shares under the 2002 Plan will be the lower of 85% of the fair market value of the stock at the time of grant or 85% of the fair market value at the time of exercise.

5. Number of Shares. Each employee will be entitled to purchase a maximum of 9,600 shares under the Plan, subject to proportionate reduction in the event the number of shares then being offered under the Plan is over-subscribed.

6. Method of Participation. The Company will notify eligible employees of its intention to grant options and each employee will indicate the number of shares for which he or she wishes to subscribe. Thereafter, the Company will formally grant options for a specified number of shares, exercisable on a specified date two years from the date of grant.

7. Method of Payment. An employees who receives an option will authorize payroll deductions to be made from his or her compensation over the two year term of the option. The employee may make advance cash payments in any amount at any time during the two years.

8. Rights as Shareholders. The employee will not have any rights as a shareholder and will not receive dividends with respect to any shares subject to option until he or she has been issued the shares.

9. Exercise of Option. The employee may exercise an option by giving written notice to the Company specifying the number of shares he or she wishes to purchase, and representing that the stock is being acquired for investment and not with any existing intention to resell the stock. The Company is obligated as soon as practicable after receipt of this notice to apply the employee’s accumulated payroll deductions and any additional cash contributions to the purchase price of the shares and to issue and deliver the shares and return any surplus payments, subject to the receipt of any required governmental approval and to applicable New York Stock Exchange requirements.

10. Interest. Interest will be payable by the Company on any payroll deductions and additional cash contributions accumulated under the 2002 Plan. Interest will be computed at a rate determined by the Company.

11. Right to Cancel. An employee may cancel all or any part of his or her options under the Plan at any time prior to exercise, but if he or she holds more than one option, the options must be canceled in reverse chronological order of their dates of grant. Upon such cancellation, payments made by the employee with respect to the canceled options will be returned to the employee with interest.

12. Termination of Employment. If an employee holds an option at the time his or her employment with the Company or its subsidiaries is terminated either through retirement with the consent of the Employer within three months of the date such option becomes exercisable, or by death whenever occurring, such employee or his or her legal representative by written notice delivered to the Company on or before the option exercise date may either cancel the option and receive, with interest, the total amount of payments made by the employee or pay the amount which is necessary to complete payment for the shares. The failure of the employee or his or her legal representative to file a written notice will be treated as an election to cancel the options and receive the payments due on cancellation. Upon termination of employment with the Company for any other reason, all options held by an employee will terminate and any payments made with respect thereto will be returned to the employee with interest.

13. Employee’s Rights Not Transferable. All employees granted options under the 2002 Plan will have the same rights and privileges. Each employee’s rights will be exercisable during the employee’s lifetime only by the employee and may not be sold, pledged, assigned or otherwise transferred. An employee’s violation of these restrictions may lead to termination of his or her options by the Company.

14. Employment Rights. Nothing in the 2002 Plan is to be construed so as to give any employee the right to be retained in the service of the Company or any subsidiary nor to give the Company or any subsidiary the right to require the employee to remain in its service or to interfere with an employee’s right to terminate employment at any time.

15. Change in Capitalization. In the event there is a change in the outstanding stock of the Company due to a stock dividend, split-up, recapitalization, merger, consolidation or other reorganization, the aggregate number and class of shares available under the 2002 Plan and under any outstanding options, as well as the option price, will be appropriately adjusted, but only if the Company determines that the adjustment will not constitute a modification of options granted under the 2002 Plan or otherwise disqualify the 2002 Plan under Section 423 of the Internal Revenue Code.

16. Administration of 2002 Plan. The Company will administer the 2002 Plan, determine all questions arising thereunder and adopt, administer and interpret the rules and regulations relating to the Plan as it deems necessary or advisable.

17. Amendment and Termination of 2002 Plan. The Company will have the right to amend the 2002 Plan at any time, but cannot make a Plan amendment relating to the aggregate number of shares available under the 2002 Plan and the class of employees eligible to participate without the approval of the holders of the Company’s Common Stock. If the Company terminates the Plan, it may leave outstanding options in place or provide for acceleration of the option exercise date.

Tax Consequences

The 2002 Plan is intended to qualify as an “employee stock purchase plan” within the meaning of Section 423 of the Internal Revenue Code of 1986, as amended. The Federal tax treatment of such plans is as follows: An employee who has purchased shares pursuant to an option and who disposes of such shares within 12 months after the transfer of shares to the employee, or within two years from the date of grant of the option, will realize ordinary income for Federal income tax purposes, based on the difference between the option price and the fair market value of the shares on the date of exercise of the option. If an employee disposes of such shares at any time after satisfying these holding periods or if the employee should die while owning such shares, ordinary income for Federal income tax purposes will be realized based upon the lesser of (i) the excess of the fair market value of the shares at the time of disposition or death over the price paid for the shares or (ii) the excess of the fair market value of the shares at the time the option was granted over the option price, computed as if the option had been exercised at such time.

For purposes of computing capital gain or loss on the sale or exchange of shares by the employee, the employee’s tax basis for the shares is equal to the price paid for the shares plus the amount of any ordinary income realized by the employee as a result of the disposition of the shares. Capital gain or loss recognized upon a sale or exchange of shares will be taxable as a long-term capital gain or loss if the employee has owned the shares for more than 12 months on the date of disposition and otherwise as short-term capital gain or loss.

The Company is entitled to a deduction under Section 162 of the Internal Revenue Code with respect to the ordinary income realized by an employee as a result of the disposition of stock issued to a participant in an “employee stock purchase plan” only in the event that the disposition occurs prior to satisfaction of the holding periods described in the first paragraph of this Section.

Approval of the 2002 Plan requires the affirmative vote of a majority of the votes cast at the Annual Meeting.

The Board of Directors unanimously recommends a vote FOR the approval of the 2002 Employees’ Stock Purchase Plan.

III. RELATIONSHIP WITH INDEPENDENT AUDITORS

During the year ended June 29, 2002, Deloitte & Touche was engaged to perform the annual audit. Representatives of Deloitte & Touche are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so; they will be available to respond to appropriate questions.

The Company presently expects to engage Deloitte & Touche as auditors for the 2003 fiscal year, but the selection will not be made until the September 2002 meeting of the Company’s Board of Directors.

IV. GENERAL

A. Solicitation and Voting

In case any person or persons named herein for election as a director should not be available for election at the Annual Meeting, proxies in the enclosed form (in the absence of express contrary instructions) may be voted for a substitute or substitutes as well as for other persons named herein.

As of the date of this statement your management knows of no business that will be presented to the Annual Meeting that is not referred to in the accompanying notice, other than the approval of the minutes of the last meeting of stockholders, which action will not be construed as approval or disapproval of any of the matters referred to in such minutes.

As to other business, if any, that may properly come before the Annual Meeting, it is intended that proxies in the attached form that do not contain specific instructions to the contrary will be voted in respect thereof in accordance with the judgment of the persons voting the proxies.

A summary of the Annual Meeting of the Stockholders of the Company will be sent to each stockholder.

The enclosed proxy is solicited by the Board of Directors of the Company. The cost of solicitation will be borne by the Company. Such solicitation will be made by mail and may also be made by the Company’s officers and employees personally or by telephone or telegram. The Company will, on request, reimburse brokers, custodians and nominees for their expenses in sending proxies and proxy material to beneficial owners. A proxy that is executed but that does not specify a vote for, against or in abstention will be voted in accordance with the recommendation of the Board of Directors contained herein.

Consistent with state law and under the Company’s by-laws, a majority of the shares entitled to be cast on a particular matter, present in person or represented by proxy, constitutes a quorum as to such matter. Votes cast by proxy or in person at the Annual Meeting will be counted by persons appointed by the Company to act as election tellers for the Annual Meeting. The three nominees for election as directors at the Annual Meeting who receive the greatest number of votes properly cast for the election of directors shall be elected directors. Approval of the 2002 Employees’ Stock Purchase Plan requires the affirmative vote of a majority of the votes cast at the Annual Meeting.

The election tellers will count shares represented by proxies that withhold authority to vote for a nominee for election as a director or that reflect abstentions and “broker non-votes” (i.e., shares represented at the meeting held by brokers or nominees as to which (i) instructions have not been received from the beneficial owners or persons entitled to vote and (ii) the broker or nominee does not have the discretionary voting power on a particular matter) only as shares that are present and entitled to vote on the matter for purposes of determining the presence of a quorum. Abstentions and broker non-votes will not be counted in favor of or against, and will have no other effect on the election of directors (Section I) or the adoption of the 2002 Employees’ Stock Purchase Plan (Section II).

B. Submission of Stockholder Proposals

Stockholder proposals for inclusion in the Company’s proxy statement for its 2003 Annual Meeting must be received by the Company no later than April 18, 2003.

Under the Company’s By-laws, stockholders who wish to make a proposal at the 2003 Annual Meeting—other than one that will be included in the Company’s proxy statement—must notify the Company no earlier than April 20, 2003 and no later than May 20, 2003. If a stockholder who wishes to present a proposal fails to notify the Company by May 20, 2003, the stockholder would not be entitled to present the proposal at the meeting. If, however, notwithstanding the requirements of the Company’s By-laws, the proposal is brought before the meeting, then under the SEC’s proxy rules the proxies solicited by management with respect to the 2003 Annual Meeting will confer discretionary voting authority with respect to the stockholder’s proposal on the persons selected by management to vote the proxies. If a stockholder makes a timely notification, the proxies may still exercise discretionary voting authority under circumstances consistent with the SEC’s proxy rules.

IN ORDER THAT THE PRESENCE OF A QUORUM MAY BE ASSURED IT IS IMPORTANT THAT THE PROXIES BE RETURNED PROMPTLY. THEREFORE, STOCKHOLDERS ARE URGED TO EXECUTE AND RETURN THE ENCLOSED PROXY IN THE STAMPED ENVELOPE ADDRESSED TO THE COMPANY AT ATHOL, MASSACHUSETTS. Stockholders who send in proxies, but attend the Annual Meeting in person, may withdraw their proxies and vote directly if they prefer or may allow their proxies to be voted with the similar proxies sent in by other stockholders.

August 16, 2002

The Shares represented hereby will be voted as directed herein but, if no direction is indicated hereon, they will be voted FOR or, where applicable, in accordance with the terms of the trusts.							Please mark your votes as indicated in this example	☒

MANAGEMENT RECOMMENDS A VOTE FOR THE FOLLOWING PROPOSAL AS SET FORTH IN THE PROXY STATEMENT:
I. ELECTION OF DIRECTORS					II. APPROVAL OF 2002 EMPLOYEES’ STOCK PURCHASE PLAN:

NOMINEES: Class A Stockholders (01) Thomas F. Mahoney	FOR ALL (except as marked to the contrary) ☐	WITHHELD FOR ALL ☐			FOR ☐	AGAINST ☐	ABSTAIN ☐
Class A and B Stockholders: (02) Roger U. Wellington, Jr. (03) Antony McLaughlin
This instrument delegates discretionary authority with respect to matters not known or determined at the time of solicitation of this instrument.
			MARK HERE FOR ADDRESS CHANGE AND NOTE BELOW	☐
For all nominees except as noted on line above					PLEASE MARK, SIGN, DATE AND RETURN THIS INSTRUMENT PROMPTLY IN THE ENCLOSED ENVELOPE

Signature: Date: Signature: Date:
Note: Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If signer is a corporation, please sign corporate name in full by authorized officer.

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PROXY

THE L. S. STARRETT COMPANY

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
OF THE L.S. STARRETT COMPANY FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD SEPTEMBER 18, 2002

The undersigned hereby constitutes and appoints (i) Douglas A. Starrett and George B. Webber, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, and, (ii) where this proxy solicitation relates to shares allocated to the undersigned under the 401(k) Stock Savings Plan and Employee Stock Ownership Plan (the “Plans”), Douglas A. Starrett, Roger U. Wellington, Jr. and Harold J. Bacon, and each of them, as trustees under the Plans, to vote and act in the manner designated on the reverse side at the Annual Meeting of Stockholders of The L. S. Starrett Company (the “Company”) to be held on the 18th day of September, 2002 at 2:00 p.m. at the office of the Company in Athol, Massachusetts, and any adjournment thereof, upon and in respect of all of the shares of the Class A and Class B Common Stock of the Company as to which the undersigned may be entitled to vote or act, or that are allocated to the undersigned under the Plans, respectively, with all the powers the undersigned would possess if personally present, and without limiting the general authorization hereby given, the undersigned directs that his vote be cast as specified in the Proxy. The undersigned hereby revokes any proxy previously granted to vote the same shares of stock for said meeting.

SEE REVERSE  SIDE
CONTINUED AND TO BE  SIGNED ON REVERSE SIDE
SEE REVERSE  SIDE

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